Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Linn Energy, LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-131153 and 333-151610) on Form S-8 and in the registration statements (Nos. 333-146120, 333-148061, 333-148134, and 333-162357) on Form S-3 of Linn Energy, LLC of our report dated February 23, 2012, except as to note 16, which is as of May 8, 2012, with respect to the consolidated balance sheets of Linn Energy, LLC as of December 31, 2011 and 2010, and the related consolidated statements of operations, unitholders’ capital, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in this Current Report on Form 8-K of Linn Energy, LLC dated May 8, 2012.

/s/ KPMG LLP

Houston, Texas

May 8, 2012